                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /        Preliminary Proxy Statement
/ /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
           BY RULE 14A-6(E)(2))
/X/        Definitive Proxy Statement
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Section 240.14a-11(c) or
           Section 240.14a-12

                               ULTRATECH STEPPER, INC.
-----------------------------------------------------------------------
           (Name of Registrant as Specified in its Charter)

-----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the
                              Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
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           and 0-11

           (1)  Title of each class of securities to which transaction applies:
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                applies:
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                amount on which the filing fee is calculated and state how it was determined):
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/ /        Fee paid previously with preliminary materials.

/ /        Check box if any part of the fee is offset as provided by
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

                                     [LOGO]
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 7, 2001

                            ------------------------

TO THE STOCKHOLDERS OF ULTRATECH STEPPER, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Ultratech Stepper, Inc., a Delaware corporation (the "Company"), will be held on June 7, 2001, at 10:00 a.m. local time, at the Fairmont Hotel, 170 South Market Street, San Jose, CA, 95113, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

    1. To elect four (4) directors to serve for the ensuing two (2) years until the expiration of their terms in 2003, or until their successors are duly elected and qualified;

    2. To approve an amendment to the Company's 1993 Stock Option/Stock Issuance Plan (the "1993 Plan") which would (i) implement an automatic share increase feature pursuant to which the share reserve under the 1993 Plan would automatically increase on the first trading day in January of each calendar year, beginning with the 2002 calendar year and continuing through calendar year 2006, by an amount equal to four percent (4%) of the total number of shares of Common Stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event would any such annual increase exceed 1,700,000 shares, subject to certain adjustments, and (ii) extend the term of the 1993 Plan from June 30, 2003 to February 28, 2011;

    3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2001; and

    4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including the election of any director if any of the above nominees is unable to serve or for good cause will not serve.

    Only stockholders of record at the close of business on April 13, 2001 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company for a period of ten
(10) days before the Annual Meeting.

    All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please submit your proxy over the Internet, by telephone or by signing and returning the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be submitted over the Internet, by telephone or by mail to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          Sincerely,

                                          /s/ Arthur W. Zafiropoulo

                                          Arthur W. Zafiropoulo
                                          CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE
                                          OFFICER

April 25, 2001

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND SUBMIT YOUR PROXY OVER THE INTERNET OR BY TELEPHONE, OR COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                            ULTRATECH STEPPER, INC.
                                3050 ZANKER ROAD
                           SAN JOSE, CALIFORNIA 95134

                            ------------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 7, 2001

                             ---------------------

GENERAL

    The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors of Ultratech Stepper, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 7, 2001 (the "Annual Meeting"). The Annual Meeting will be held at 10:00 a.m. at the Fairmont Hotel, 170 South Market Street, San Jose, CA, 95113. These proxy solicitation materials were mailed on or about April 27, 2001 to all stockholders entitled to vote at the Annual Meeting.

VOTING

    The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On April 13, 2001, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, approximately 22,020,529 shares of the Company's common stock, $.001 par value ("Common Stock"), were issued and outstanding. No shares of the Company's preferred stock were outstanding. Each stockholder is entitled to one (1) vote for each share of Common Stock held by such stockholder on April 13, 2001. Stockholders may not cumulate votes in the election of directors.

    All votes will be tabulated by the inspector of elections appointed for the meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Directors are elected by a plurality vote. The other matters submitted for stockholder approval at this Annual Meeting will be decided by the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on such matter. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions with respect to any matter other than the election of directors will be treated as shares present or represented and entitled to vote on that matter and will thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are deemed not to be entitled to vote on the matter and accordingly are not counted for purposes of determining whether stockholder approval of that matter has been obtained.

REVOCABILITY OF PROXIES

    If the enclosed form of proxy is properly signed and returned or if you submit your proxy and voting instructions over the Internet or by telephone the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. Stockholders submitting proxies over the Internet or by telephone should not mail the proxy voting instruction form. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of each director proposed by the Board unless the authority to vote for the election of any such director is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of the other matters described in the accompaying Notice and Proxy Statement and, with respect to any other proposals properly brought before the Annual Meeting, as the Board of Directors recommends. If you vote your proxy by mail, you may revoke or change your Proxy at any time before the Annual Meeting by filing with the Secretary of the Company at the Company's principal executive offices, a notice of revocation or another signed proxy with a later date. If you choose to vote your proxy over the Internet or by telephone, you can change your vote by voting again using the same method used for the original vote (i.e., over the Internet or by telephone) so long as you retain the proxy card referencing your voter control number. You may also revoke your proxy by attending the Annual Meeting and voting in person.

SOLICITATION

    The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names but that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram, or other means by directors, officers or employees. Such individuals, however, will not be compensated by the Company for those services. Except as described above, the Company does not presently intend to solicit proxies other than by mail. The Company has retained the services of InvestorCom, Inc. to assist in the solicitation of proxies for which it will receive a fee from the Company of approximately $10,000, plus out of pocket expenses.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

    Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2002 Annual Meeting must be received no later than December 27, 2001 in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2002 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal not later than March 12, 2002.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING
                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

GENERAL

    On July 23, 1993, the Board of Directors and stockholders of the Company approved the Company's Amended and Restated Certificate of Incorporation to provide for a classified Board of Directors consisting of two classes of directors, each serving staggered two-year terms. The Amended and Restated Certificate of Incorporation became effective on October 6, 1993 and was amended in 1995 and 1998 by the stockholders to give effect to increases in the number of authorized shares of Common Stock. The class whose term of office expires at the Annual Meeting currently consists of four (4) directors, all of whom are current directors of the Company. The directors elected to this class will serve for a term of two (2) years, expiring at the 2003 Annual Meeting of Stockholders, or until their successors have been duly elected and qualified. If the proposal is approved, the board will consist of eight (8) persons, with two
(2) classes consisting of four (4) directors each. The names of the persons who are nominees for director, the terms of their proposed directorship, and their positions and offices with the Company as of April 13, 2001 are set forth below.

    Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any of the nominees will be unavailable to serve. In the event any of the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. The four (4) candidates receiving the highest number of affirmative votes of the shares represented and voting on this particular matter at the Annual Meeting will be elected directors of the Company, to serve for their respective terms or until their successors have been duly elected and qualified.

NOMINEES FOR TERM ENDING UPON THE 2003 ANNUAL STOCKHOLDERS MEETING

    TOMMY D. GEORGE, 61, has served as a Director of the Company since October 1997. From April 1993 through May 1997, Mr. George served as the President of Motorola SPS ("Motorola"). From June 1986 through April 1993, Mr. George served as the Assistant General Manager of Motorola. In addition, Mr. George has also served as a Director of each of Amkor Technology, Inc., a packaging and test services provider, since October 1997 and FSI International, Inc., a processing equipment supplier, since January 1998.

    GREGORY HARRISON, 67, has served as a Director of the Company since
May 1993. Since 1986, Mr. Harrison has served as President of G. Harrison & Company, a management consulting firm. From 1969 to 1986, Mr. Harrison served in various operating management positions, most recently as Vice President and Corporate Officer, at National Semiconductor Corporation.

    KENNETH LEVY, 58, has served as a Director of the Company since May 1993. Mr. Levy has served as Chairman of the Board of Directors of KLA-Tencor Corporation ("KLA"), a company which he co-founded, since July 1999 and served in the same capacity from April 1997 to June 1998. Mr. Levy was Chief Executive Officer and a Director of KLA from July 1998 to June 1999. From July 1975 until April 1997, he served as Chief Executive Officer of KLA Instruments Corporation and Chairman of its Board of Directors. Mr. Levy has also served as a Director of SpeedFam--IPEC, Inc., formerly known as Integrated Process Equipment Corporation, a manufacturer of semiconductor processing equipment for chemical, mechanical, planarization and cleaning of advanced integrated circuits, since May 1995. In addition, Mr. Levy serves as a Director Emeritus on the board of Semiconductor Equipment and Materials Institute (SEMI), an industry trade association.

    VINCENT F. SOLLITTO, 53, has served as a Director of the Company since
July 2000. Mr. Sollitto has served as a Director and the Chief Executive Officer for Photon Dynamics, a manufacturer of test, repair and inspection equipment for the flat panel display industry, since 1996. From July 1993 to February 1996, Mr. Sollitto served as Vice-President and General Manager of Fujitsu Microelectronics, a semiconductor and electronics device company. Mr. Sollitto has served as a Director of Irvine Sensors Corporation, a developer of advanced signal processing and image stabilization technologies, since 1997 and Applied Films Corporation, a solutions provider of thin film technology for the flat panel display industry, since 1999.

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2002 ANNUAL STOCKHOLDERS MEETING

    ARTHUR W. ZAFIROPOULO, 62, founded the Company in September 1992 to acquire certain assets and liabilities of the Ultratech Stepper Division ("Predecessor") of General Signal Corporation ("General Signal") and, since March 1993, has served as Chief Executive Officer and Chairman of the Board. Mr. Zafiropoulo has also served as President of the Company since February 2001. Additionally, Mr. Zafiropoulo served as President of the Company from March 1993 to March 1996, resumed the position of President of the Company in May 1997 and served in this capacity until April 1999. Between September 1990 and March 1993, he was President of Predecessor. From February 1989 to
September 1990, Mr. Zafiropoulo was President of General Signal's Semiconductor Equipment Group International, a semiconductor equipment company. From
August 1980 to February 1989, Mr. Zafiropoulo was President and Chief Executive Officer of Drytek, Inc., a plasma dry-etch company that he founded in August 1980, and which was sold to General Signal in 1986. From July 1987 to September 1989, Mr. Zafiropoulo was also President of Kayex, a semiconductor equipment manufacturer, which is a unit of General Signal. Mr. Zafiropoulo is a Director of SEMI, an international trade association representing the semiconductor, flat panel display equipment and materials industry; Semi/Sematech, which represents majority United States-owned and controlled suppliers of equipment, materials and services to the semiconductor manufacturing industry; Advanced Energy Industries, Inc., a leading manufacturer of power conversion and control systems; and Intelligent Reasoning
Systems, Inc., a provider of optical inspection tools which utilize artificial intelligence software for Printed Wiring Assemblies (PWA) and High-Density Interconnect (HDI) markets.

    JOEL F. GEMUNDER, 60, has been a Director of the Company since
October 1997. Mr. Gemunder has been President and a member of the Board of Directors of Omnicare, Inc., a pharmacy services provider, since 1991. He has also served as a Director of Chemed Corporation, a construction services company, since 1977.

    NICHOLAS KONIDARIS, 56, has served as a Director of the Company since
July 2000. Mr. Konidaris has served as Chairman of the Board, President and Chief Executive Office of Advantest America, Inc. ("Advantest"), a manufacturer of testers and handlers, since July 1997. From July 1995 to July 1997,
Mr. Konidaris served as a Strategic Business Manager for Advantest.

    RICK TIMMINS, 48, has been a Director of the Company since August 2000. Since January 1996, Mr. Timmins has served as Vice-President of Finance for Cisco Systems, Inc.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended December 31, 2000, the Board of Directors held five (5) meetings and acted by unanimous written consent on three (3) occasions. The Board of Directors has an Audit Committee, Compensation Committee and a Nominating Committee. During the respective term of his service on the Board, each of the directors attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he served during the past fiscal year.

    The Compensation Committee currently consists of three (3) directors, Messrs. Harrison, Gemunder and Konidaris. The Compensation Committee is primarily responsible for approving the Company's general compensation policies and setting compensation levels for the Company's executive officers. The Compensation Committee also has sole and exclusive authority to administer the Company's 1993 Stock Option/Stock Issuance Plan (the "1993 Plan") and Employee Stock Purchase Plan and the Company's 1999 Supplemental Stock Option/Stock Issuance Plan. The Compensation Committee held four (4) meetings during the past fiscal year and acted by unanimous written consent on two (2) occasions.

    The Audit Committee currently consists of three (3) directors, Messrs. Levy, Sollitto and Timmins, and is primarily responsible for approving the services performed by the Company's independent auditors and reviewing their reports regarding the Company's accounting practices and systems of internal accounting controls. The Audit Committee held four (4) meetings during the last fiscal year and acted by unanimous written consent on one (1) occasion.

    The Board of Directors adopted and approved a charter for the Audit Committee on June 8, 2000, a copy of which is attached hereto as Appendix A. The Board of Directors has determined that all members of the Audit Committee are "independent" as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

    The Nominating Committee, which was formed in April 2001, currently consists of three (3) independent directors, Tommy George, Gregory Harrison and Rick Timmins. The Nominating Committee, on behalf of the Board of Directors, makes nominations for election to the Company's Board of Directors. The Nominating Committee will consider nominations recommended by stockholders. Such nominations by stockholders must be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary or Assistant Secretary of the Company, and received by the Secretary or Assistant Secretary not less than 120 days prior to any meeting of stockholders called for the election of directors, provided, however, that if less than 100 days' notice of the meeting is given to stockholders, such nomination must be mailed or delivered to the Secretary or Assistant Secretary of the Company not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Such notice shall set forth as to each proposed nominee who is not an incumbent director (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of stock of the Company which are beneficially owned by each such nominee and by the nominating stockholder, and (iv) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations regulated by Regulation 14A of the Securities Exchange Act of 1934, as amended.

DIRECTOR COMPENSATION

    During the fiscal year ended December 31, 2000, each non-employee Board member was paid an annual cash retainer fee of $10,000, received an additional $1,000 for attendance at each Board meeting and $500 for attendance at each meeting of any Board committee of which he was a member, so long as such committee meeting did not follow a meeting of the Board. In addition, the Company reimburses each non-employee Board member for expenses incurred in connection with his attendance at such Board and committee meetings.

    Pursuant to the Automatic Option Grant Program in effect under the Company's 1993 Plan, each individual who becomes a non-employee Board member will automatically be granted, on the date of his or her initial election or appointment to the Board, a non-statutory stock option to purchase 12,000 shares of the Company's Common Stock. The option will have an exercise price equal to the fair market value per share of Common Stock on the applicable grant date. The option will have a maximum term of ten (10) years measured from the grant date, subject to earlier termination upon the optionee's cessation of Board service. The option will be immediately exercisable for all of the option shares, but any shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. The shares will vest as follows: (i) fifty percent (50%) of the shares will vest upon completion of one (1) year of Board service measured from the grant date and (ii) the remaining shares will vest in three (3) successive equal annual installments upon completion of each of the next three (3) years of Board service thereafter.

    Messrs. Sollitto and Konidaris each received such an option grant for 12,000 shares of the Company's Common Stock on July 24, 2000 upon their initial appointment to the Board. Each option has an exercise price of $19.1875 per share, the fair market value per share of Common Stock on the grant date.
Mr. Timmins received his automatic option grant for 12,000 shares on August 30, 2000 when he was first appointed to the Board. The option has an exercise price of $17.9375 per share, the fair market value per share of Common Stock on the grant date.

    On the date of each Annual Stockholders Meeting, each non-employee Board member who is to continue to serve on the Board, whether or not he or she is standing for re-election to the Board at that particular Annual Meeting, will receive an automatic option grant for 4,000 shares. Accordingly, on the date of the 2000 Annual Stockholders Meeting, each of the continuing non-employee Board members (Messrs. Gemunder, George, Harrison and Levy) received an option grant under the Automatic Option Grant Program for 4,000 shares with an exercise price of $14.9375 per share, the fair market value per share of the Common Stock on the June 1, 2000 grant date. Each of the options has a maximum term of ten
(10) years measured from the grant date, subject to the earlier termination upon the optionee's cessation of Board service. The option is immediately exercisable for all the option shares. However, any shares purchased under the option will be subject to repurchase by the Company, at the option exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. The shares subject to each such 4,000-share grant vest upon the optionee's completion of one (1) year of Board service measured from the grant date.

    The shares subject to each outstanding option under the Automatic Option Grant Program will vest immediately upon an acquisition of the Company by merger or asset sale or upon certain other changes in control or ownership of the Company. Upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding Common Stock, each automatic option grant may be surrendered to the Company in return for a cash distribution from the Company in an amount per surrendered option share equal to the excess of (i) the fair market value per share of Common Stock on the date the option is surrendered to the Company or the highest reported price per share of Common Stock paid in the tender offer over (ii) the option exercise price payable per share.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends that the stockholders vote FOR the election of each of the above nominees.

                                  PROPOSAL TWO
                           APPROVAL OF AMENDMENTS TO
                   THE 1993 STOCK OPTION/STOCK ISSUANCE PLAN

    The Company's stockholders are being asked to approve an amendment to the 1993 Plan, which will effect the following changes:

        (i) implement an automatic share increase feature pursuant to which the share reserve under the 1993 Plan will automatically increase on the first trading day in January of each calendar year, beginning with the 2002 calendar year and continuing through and including calendar year 2006, by an amount equal to four percent (4%) of the total number of shares of Common Stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event would any such annual increase exceed 1,700,000 shares, subject to adjustment in the event of certain changes to the Company's capital structure, and

        (ii) extend the term of the 1993 Plan from June 30, 2003 to February 28, 2011.

    This proposed amendment was adopted by the Board on March 14, 2001 and is designed to ensure that a sufficient reserve of Common Stock will be available under the 1993 Plan to allow the Company to continue to utilize equity incentives in order to attract and retain the services of key employees essential to the Company's long-term growth and success.

    The following is a summary of the principal features of the 1993 Plan, as most recently amended by the Board. The summary, however, does not purport to be a complete description of all the provisions of the 1993 Plan. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at the Company's executive offices in San Jose, California.

    The 1993 Plan became effective on September 29, 1993 in connection with the initial public offering of the Company's Common Stock and is designed to provide the Company's officers and other key employees, the non-employee members of the Board and independent consultants with an opportunity to acquire an equity interest in the Company as an incentive for them to remain in the Company's service. The 1993 Plan serves as the successor to the Company's 1993 Stock Option Plan and 1993 Stock Issuance Plan (the "Predecessor Plans"), and all outstanding stock options and stock issuances under the Predecessor Plans have been incorporated into the 1993 Plan.

EQUITY INCENTIVE PROGRAMS

    The 1993 Plan contains three (3) separate equity incentive programs: (i) a Discretionary Option Grant Program under which key employees (including officers), non-employee Board members and consultants may be granted options to purchase shares of Common Stock at an exercise price not less than the fair market value of such shares on the grant date, (ii) a Stock Issuance Program under which those individuals may be issued shares of Common Stock directly, either through the immediate purchase of those shares (at fair market value) or as a bonus for past services rendered to the Company and (iii) an Automatic Option Grant Program under which each non-employee Board member will receive a series of periodic option grants over his or her period of continued Board service to purchase shares of Common Stock at an exercise price equal to the fair market value of the option shares at the time of grant.

    As of March 31, 2001, three (3) executive officers, approximately five hundred twenty two (522) other employees, and seven (7) non-employee Board members were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. The seven (7) non-employee Board members were also eligible to participate in the Automatic Option Grant Program.

    Options granted under the Discretionary Option Grant Program may be either incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code or non-statutory stock options not intended to satisfy such requirements. All grants under the Automatic Option Grant Program will be non-statutory options.

STOCK AWARDS

    The table below shows, as to each of the Named Executive Officers who appear in the Summary Compensation Table which appears later in this Proxy Statement and the various other indicated individuals and groups, the number of shares of Common Stock subject to options granted under the 1993 Plan for the period January 1, 2000 through March 31, 2001, together with the weighted average exercise price payable per share. No direct issuances have been made to date under the 1993 Plan.

                                                    NUMBER OF     WEIGHTED AVERAGE
NAME AND POSITION                                 OPTION SHARES   EXERCISE PRICE($)
-----------------                                 -------------   -----------------
Arthur W. Zafiropoulo ..........................           0          $    N/A
  Chairman of the Board,
  President and Chief Executive Officer

Daniel H. Berry ................................           0          $    N/A
  Senior Vice President, Strategic Planning

Bruce R. Wright ................................     100,000          $11.8750
  Senior Vice President, Finance, Secretary and
  Chief Financial Officer

Tommy D. George ................................       4,000          $14.9375
  Director

Gregory Harrison ...............................       4,000          $14.9375
  Director

Kenneth Levy ...................................       4,000          $14.9375
  Director

Vincent F. Sollitto ............................      12,000          $19.1875
  Director

Joel F. Gemunder ...............................       4,000          $14.9375
  Director

Nicholas Konidaris .............................      12,000          $19.1875
  Director

Rick Timmins ...................................      12,000          $17.9375
  Director

All current executive officers as a group (3
  persons)......................................     100,000          $11.8750

All directors (other than executive officers) as
  a group (7 persons)...........................      52,000          $17.5913

All employees, including current officers who
  are not executive officers, as a group (522
  persons)......................................     836,900          $16.4720

SHARE RESERVE

    The maximum number of shares of the Company's Common Stock available for issuance over the term of the 1993 Plan may not exceed 6,126,229 shares. However, if the shareholders approve this Proposal, then the number of shares reserved for issuance under the 1993 Plan will automatically increase on the first trading day in January of each calendar year, beginning with the 2002 calendar year and continuing through and including calendar year 2006, by an amount equal to four percent (4%) of the total number of shares of Common Stock outstanding on the last trading day in December in the immediately preceding fiscal year, but in no event will any such annual increase exceed 1,700,000 shares, subject to adjustment in the event of certain changes to the Company's capital structure.

    As of March 31, 2001, options for 2,436,990 shares were outstanding under the 1993 Plan, and 482,775 shares were available for future grant.

    In October 1998, the Company also implemented the Supplemental Stock Option/Stock Issuance Plan (the "Supplemental Plan"), pursuant to which an additional 400,000 shares were initially reserved for issuance to employees of the Company, other than those employees who are either executive officers or hold the title of Vice President or General Manager. The provisions of the Supplemental Plan are substantially the same as those in effect under the Discretionary Option Grant and Stock Issuance Programs of the 1993 Plan, except that only non-statutory options may be granted under the Supplemental Plan. On October 19, 1999, the Board increased the share reserve under the Supplemental Plan by an additional 400,000 shares to 800,000 shares. On June 29, 2000, the Board increased such share reserve by another 400,000 shares to 1,200,000 shares. As of March 31, 2001, options for 790,240 shares were outstanding under the Supplemental Plan, 43,650 shares had actually been issued under the Supplemental Plan, and 366,110 shares remained available for future option grant or issuance.

    In no event may any individual participant in the 1993 Plan be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 600,000 shares in the aggregate per fiscal year. Stockholder approval of this Proposal will also constitute re-approval of such limitation for purposes of Internal Revenue Code 162(m).

    Should an outstanding option under the 1993 Plan (including outstanding options under the Predecessor Plans incorporated into the 1993 Plan) expire or terminate for any reason prior to exercise in full (including options cancelled in accordance with the cancellation-regrant provisions described below), the shares subject to the portion of the option not so exercised will be available for subsequent issuance under the 1993 Plan. Unvested shares issued under the 1993 Plan and subsequently repurchased by the Company at the option exercise or direct issue price paid per share will be added back to the share reserve and will accordingly be available for subsequent issuance under the 1993 Plan. Shares subject to any option surrendered or cancelled in accordance with the stock appreciation right provisions of the 1993 Plan will reduce on a share-for-share basis the number of shares of Common Stock available for subsequent issuance.

    The fair market value per share of Common Stock on any relevant date under the 1993 Plan will be deemed to be equal to the last reported sale price of the Common Stock on the date in question on either the Nasdaq National Market or any national securities exchange which may subsequently serve as the primary market for the Common Stock. The fair market value of the Common Stock on March 30, 2001 was $24.625 per share on the basis of the last reported sale price on that date on the Nasdaq National Market.

DISCRETIONARY OPTION GRANT PROGRAM AND STOCK ISSUANCE PROGRAM

    Both the Discretionary Option Grant and the Stock Issuance Programs are administered by the Compensation Committee of the Board, which currently consists of three (3) non-employee Board members. The Compensation Committee acting in its capacity as Plan Administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such grants or issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.

    The exercise price per share for each stock option granted under the Discretionary Option Grant Program and the issue price per share for each Common Stock issuance under the Stock Issuance Program will not be less than the fair market value of the Common Stock on the grant or issue date. No granted option will have a maximum term in excess of ten
(10) years. Options are generally not assignable or transferable other than by will or the laws of inheritance and, during the optionee's lifetime, the option may be exercised only by such optionee. However, the Plan Administrator may allow non-statutory options to be transferred or assigned during the optionee's lifetime to one or more members of the optionee's immediate family or to a trust established exclusively for one or more such family members.

    The optionee will not have any stockholder rights with respect to the option shares until the option is exercised and the exercise price is paid for the purchased shares. Individuals holding shares under the Stock Issuance Program will, however, have full stockholder rights with respect to those shares, whether the shares are vested or unvested.

    The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option exercise price may also be paid through a same-day sale program pursuant to which a designated brokerage firm is given irrevocable instructions to effect an immediate sale of the shares purchased under the option and pay over to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes. The purchase price for any shares sold under the Stock Issuance Program is normally payable in cash. However, shares may be issued under the Stock Issuance Program for non-cash consideration, such as a bonus for past services rendered the Company.

    The Plan Administrator may assist any individual (including an officer) in the exercise of one or more outstanding options under the Discretionary Option Grant Program or in the purchase of shares under the Stock Issuance Program by permitting that individual to pay the exercise price or purchase price with a promissory note payable in one or more installments over a period of years. The terms of any such note, including the interest rate and terms of repayment, will be determined by the Plan Administrator. The Plan Administrator may also provide for the forgiveness of any outstanding promissory note over the individual's period of continued service with the Company.

    Should the optionee cease to remain in the Company's service while holding one or more options granted under the Discretionary Option Grant Program, then the optionee will in general have no more than three (3) months after such cessation of service in which to exercise such outstanding options. Under no circumstances, however, may any option be exercised after the specified expiration date of the option term. Each such option will normally, during such limited period, be exercisable only for the number of shares of Common Stock in which the optionee is vested at the time of cessation of service. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability of those options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

    Shares may be issued under the Stock Issuance Program as either a fully vested bonus for past services or subject to a vesting schedule tied to the participant's period of future service or the Company's attainment of designated performance goals. Any unvested shares issued under the program will be subject to repurchase by the Company, at the issue price paid per share, upon the participant's cessation of service prior to vesting in the shares. However, the Plan Administrator will have the discretionary authority to accelerate the vesting of any unvested shares, in whole or in part, at any time.

CHANGE OF CONTROL EVENTS

    Upon any of the following stockholder-approved transactions (a "Corporate Transaction"):

    - a merger or consolidation in which the Company is not the surviving entity,

    - the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company, or

    - any reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger, each option at the time outstanding under the Discretionary Option Grant Program will automatically accelerate and become exercisable, immediately prior to the effective date of the Corporate Transaction, for all of the shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully vested shares. However, an outstanding option under the Discretionary Option Grant Program will not so accelerate if and to the extent
(i) such option is assumed by the successor corporation (or parent thereof) or replaced with a cash escrow which preserves the spread on the unvested option shares and provides for subsequent payout of that spread in accordance with the vesting schedule in effect for that option or (ii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of grant.

    The Company's outstanding repurchase rights under the Discretionary Option Grant and Stock Issuance Programs will also terminate, and the shares subject to such terminated rights will become fully vested, upon the Corporate Transaction, except to the extent (i) one or more of such repurchase rights are expressly assigned to the successor corporation (or its parent company) in connection with the Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase rights are issued.

    Any options assumed in connection with the Corporate Transaction may, in the Plan Administrator's discretion, be subject to subsequent acceleration in the event the optionee's service is terminated within a specified period following such Corporate Transaction. The Plan Administrator will have similar discretionary authority to provide for the subsequent termination of one or more of the Company's repurchase rights which remain in existence after the Corporate Transaction (and the concurrent vesting of the shares subject to those terminated repurchase rights) should the individual's service be terminated within a specified period following the Corporate Transaction.

    Immediately after the consummation of the Corporate Transaction, all outstanding options under the Discretionary Option Grant Program will terminate and cease to remain outstanding, except to the extent assumed by the successor corporation (or its parent company).

    The Plan Administrator has full power and authority to grant options under the Discretionary Option Grant Program which will, immediately prior to a Change in Control (as defined below), become exercisable for all of the shares of Common Stock at the time subject to those options. The Plan Administrator may also provide for the automatic termination of all of the Company's outstanding repurchase rights under the Discretionary Option Grant and Stock Issuance Programs (with the concurrent vesting of the shares subject to those terminated rights) in the event of such Change in Control. Alternatively, the Plan Administrator may condition such accelerated vesting of outstanding stock options and unvested share issuances upon the individual's cessation of service under certain prescribed circumstances following the Change in Control. Each outstanding option accelerated in connection with a Change in Control will remain fully exercisable for all the option shares until the expiration or sooner termination of the option term.

    A Change in Control will be deemed to occur:

    - should any person or related group of persons (other than the Company or one or more affiliates) directly or indirectly acquire beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders; or

    - should the composition of the Board change, within a period of thirty-six
      (36) months, such that a majority of the Board ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

    The acceleration of options in the event of a Corporate Transaction or Change in Control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

    The Plan Administrator is authorized to issue two types of stock appreciation rights in connection with option grants made under the Discretionary Option Grant Program:

    Tandem stock appreciation rights provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (a) the fair market value of the vested shares of Common Stock subject to the surrendered option over (b) the aggregate exercise price payable for those shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

    Limited stock appreciation rights may be provided to one or more officers or non-employee Board members of the Company as part of their option grants. Any option with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than fifty percent (50%) of the Company's outstanding voting stock. In return for the surrendered option, the officer will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of
(a) the highest price per share of Common Stock paid in connection with the tender offer over (b) the exercise price payable for such share.

    The Plan Administrator will have the authority to effect, on one or more separate occasions, the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the Predecessor Plans) which have exercise prices in excess of the then current market price of the Common Stock and to issue replacement options with an exercise price based on the market price of the Common Stock at the time of the new grant.

AUTOMATIC OPTION GRANT PROGRAM

    The terms and conditions governing the option grants that may be made under the Automatic Option Grant Program are summarized below. All grants under the Automatic Option Grant Program will be made in strict compliance with the express provisions of such program. Stockholder approval of this Proposal will also constitute pre-approval of each option granted on or after the date of the 2001 Annual Meeting pursuant to the provisions of the Automatic Option Grant Program summarized below and the subsequent exercise of that option in accordance with such provisions.

    Pursuant to the Automatic Option Grant Program, each individual first elected or appointed to the Board as a non-employee director will receive a one-time automatic option grant for 12,000 shares at the time of his or her initial election or appointment to the Board, provided such individual has not previously been in the Company's employ. On the date of each Annual Stockholders Meeting, each non-employee Board member who is continuing to serve on the Board, whether or not he or she is standing for re-election to the Board at that particular Annual Meeting and whether or not he or she has been in the prior employ of the Company, will receive an automatic option grant for 4,000 shares. There is no limit on the number of such 4,000-share annual option grants any one individual may receive over his or her period of continued Board service, but no individual may receive a 4,000-share option grant for a particular year if he or she has received his or her initial option grant under the Automatic Option Grant Program within the immediately preceding six (6) months.

    Each option granted under the Automatic Option Grant Program will be subject to the following terms and conditions:

    - The exercise price per share will be equal to the fair market value of the option shares on the automatic grant date, and the option will have a maximum term of ten (10) years measured from the grant date.

    - Each automatic option grant will be immediately exercisable for any or all of the option shares. However, any shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. The shares subject to each 12,000-share initial automatic option grant will vest as follows: (i) fifty percent (50%) of the shares will vest upon the optionee's completion of one (1) year of Board service measured from the grant date, and the remaining shares will vest in three
      (3) successive equal annual installments upon the optionee's completion of each of the next three (3) years of Board service thereafter. The shares subject to each 4,000-share annual automatic option grant will vest upon the optionee's completion of one (1) year of Board service measured from the grant date.

    - The option will remain exercisable for a six (6)-month period following the optionee's cessation of Board service for any reason other than death or disability. Should the optionee die within six (6) months after cessation of Board service, then the option will remain exercisable for a twelve (12)-month period following the optionee's death and may be exercised by the personal representative of the optionee's estate or the person to whom the option is transferred by the optionee's will or the laws of inheritance. During the applicable post-service exercise period, the option may not be exercised in the aggregate for more than the number of option shares in which the optionee was vested at the time of his or her cessation of Board service.

    - Should the optionee die or become permanently disabled while serving as a Board member, then the shares of Common Stock at the time subject to each automatic option grant held by that individual will immediately vest, and the option may be exercised for any or all of those vested shares until the earlier of (a) the expiration of the twelve (12)-month period measured from the date of the optionee's cessation of Board service or (b) the expiration date of the option term.

    - The shares of Common Stock at the time subject to each outstanding automatic option grant will immediately vest in the event of a Corporate Transaction or Change in Control (as those terms are defined above). Upon the successful completion of a hostile tender offer for securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities, each optionee will have a thirty (30)-day period in which he or she may elect to surrender each automatic option grant to the Company in return for a cash distribution in an amount per surrendered option share (whether or not the optionee is otherwise at the time vested in the option shares) equal to the excess of
      (i) the highest price per share of Common Stock paid in the tender offer over (ii) the exercise price payable per option share.

    - The remaining terms and conditions of the option will in general conform to the terms described above for option grants made under the Discretionary Option Grant Program.

GENERAL PLAN INFORMATION

    The Plan Administrator may provide one or more holders of non-statutory options or unvested shares with the right to have the Company withhold a portion of the shares of Common Stock otherwise issuable upon the exercise of those options or the vesting of those shares in order to satisfy the Federal, state and local income and employment withholding taxes to which such individuals may become subject in connection with the option exercise or the vesting of the shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such withholding tax liability.

    In the event any change is made to the Common Stock issuable under the 1993 Plan by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 1993 Plan, (ii) the maximum number and/or class of shares for which any one participant may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances in any fiscal year,
(iii) the number and/or class of securities for which automatic option grants will subsequently be made under the Automatic Option Grant Program to each newly-elected or continuing non-employee Board member, (iv) the number and/or class of securities and price per share in effect under each outstanding option,
(v) the maximum number and/or class of shares by which the share reserve may increase each calendar year pursuant to the automatic share increase provisions of the 1993 Plan and (vi) the number and/or class of securities and price per share in effect under each outstanding option incorporated into the 1993 Plan from the Predecessor Plans.

    Option grants under the 1993 Plan will not affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

    The Board may amend or modify the provisions of the 1993 Plan in any or all respects whatsoever, subject to any stockholder approval required under applicable law or regulation. The Board may terminate the 1993 Plan at any time, and the 1993 Plan will in all events terminate no later than February 28, 2011 should the stockholders approve this Proposal Two; otherwise, the termination date for the 1993 Plan will remain June 30, 2003.

OUTSTANDING GRANTS AND ISSUANCES UNDER PREDECESSOR PLANS

    All option grants and direct share issuances that were outstanding under the Predecessor Plans on the September 29, 1993 effective date of the 1993 Plan, have been incorporated into the 1993 Plan. However, each option and direct share issuance so incorporated continues to be governed solely by the terms of the documents evidencing that option or share issuance, and no provision of the 1993 Plan will affect or otherwise modify the rights or obligations of the holders of those incorporated options or share issuances with respect to their acquisition of shares of Common Stock. However, the Plan Administrator will have complete discretion to extend the vesting acceleration provisions of the 1993 Plan applicable to a Corporate Transaction or Change in Control to one or more of the incorporated options or unvested stock issuances under the Predecessor Plans which do not otherwise contain such acceleration provisions.

FEDERAL TAX CONSEQUENCES

    Options granted under the 1993 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as described below:

    INCENTIVE STOCK OPTIONS. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

    For Federal tax purposes, dispositions are divided into two categories:
(i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made more than two (2) years after the date the option for the shares involved in such sale or disposition was granted and more than one (1) year after the date the option was exercised for those shares. If the sale or disposition occurs before these two requirements are satisfied, then a disqualifying disposition will result.

    Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over
(ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

    If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

    NON-STATUTORY OPTIONS. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

    Special provisions of the Internal Revenue Code apply to the acquisition of unvested shares of Common Stock under a non-statutory option. These special provisions may be summarized as follows:

        (a) If the shares acquired upon exercise of the non-statutory option are subject to repurchase by the Company, at the original exercise price paid share, upon the optionee's termination of service prior to vesting in shares, then the optionee will not recognize any taxable income at time of exercise but will have to report as ordinary income, as the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the Company's repurchase right lapses with respect to those shares over (ii) the exercise price paid for the shares.

        (b) The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the non-statutory option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date (determined as if the shares were not subject to the Company's repurchase right) over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the Company's repurchase right lapses.

    The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

    STOCK APPRECIATION RIGHTS. An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to a business expense deduction equal to the appreciation distribution for the taxable year of the Company in which the ordinary income is recognized by the optionee.

    DIRECT STOCK ISSUANCE. The tax principles applicable to direct stock issuances under the 1993 Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

    DEDUCTIBILITY OF EXECUTIVE COMPENSATION. The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options granted with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Internal Revenue Code Section 162(m).

ACCOUNTING TREATMENT

    Under current accounting rules, option grants or stock issuances to employees and non-employee Board members with exercise or issue prices equal to the fair market value of the shares on the grant or issue date will not result in any direct charge to the Company's earnings. However, the fair value of those options is required to be disclosed in the notes to the Company's financial statements, and the Company must also disclose, in pro-forma statements to the Company's financial statements, the impact those options would have upon the Company's reported earnings were the value of those options at the time of grant treated as compensation expense. In any event, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

    Option grants made to independent consultants (but not non-employee Board members) after December 15, 1998 will result in a direct charge to the Company's reported earnings based upon the fair value of the option measured initially as of the grant date of that option and then subsequently on the vesting date of each installment of the underlying option shares. No charge will, however, be required for periods before July 1, 2000. A similar charge applies when an option originally granted to an employee continues to vest after the employee changes status from employee to independent consultant. In addition, any option that is repriced after December 15, 1998 will also trigger a direct charge to the Company's reported earnings measured by the appreciation in the value of the underlying shares between the grant date of the repriced option (or, if later, July 1, 2000) and the date the option is exercised for those shares or terminates unexercised.

    Should one or more individuals be granted tandem stock appreciation rights under the plan, then such rights would result in a compensation expense to be charged against the Company's reported earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of Common Stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

NEW PLAN BENEFITS

    As of March 31, 2001, no stock option grants or direct stock issuances had been made under the 1993 Plan on the basis of the automatic share increase feature for which stockholder approval is sought under this Proposal Two.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends that the stockholders vote FOR the approval of the amendment to the 1993 Plan as described in this Proposal Two. The affirmative vote of the holders of a majority of the Common Stock present or represented at the Annual Meeting and entitled to vote on this Proposal is required for approval of this amendment. If the stockholders do not approve the proposal, then the automatic share increase feature which forms part of this Proposal will not be implemented, and the expiration date of the 1993 Plan will remain June 30, 2003. However, the 1993 Plan will continue to remain in effect until that time, and option grants and direct stock issuances may continue to be made pursuant to the provisions of the 1993 Plan until the available reserve of Common Stock as last approved by the stockholders has been issued or until its expiration on June 30, 2003.

                                 PROPOSAL THREE
                      RATIFICATION OF INDEPENDENT AUDITORS

    The Board of Directors has appointed the firm of Ernst & Young LLP, independent auditors for the Company during the fiscal year ended December 31, 2000, to serve in the same capacity for the fiscal year ending December 31, 2001, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Ernst & Young LLP as the Company's independent auditors.

    In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

    Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

FEES BILLED TO THE COMPANY BY ERNST & YOUNG LLP DURING FISCAL YEAR 2000

    AUDIT FEES:

    Audit fees accrued and paid by the Company to Ernst & Young LLP during the Company's 2000 fiscal year for review of the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10-Q totaled $387,000.

    FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES:

    The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during fiscal year 2000.

    ALL OTHER FEES:

    Fees accrued and paid by the Company to Ernst & Young LLP during the Company's 2000 fiscal year for all other non-audit services rendered to the Company, including tax related services totaled $326,000.

    The Audit Committee did not consider whether the provision of financial information systems design and implementation services and other non-audit services is compatible with the principal accountants' independence. In connection with the new standards of independence of the Company's external auditors promulgated by the Securities and Exchange Commission, during the Company's 2001 fiscal year the Audit Committee will consider in advance of the provision of any non-audit services by the Company's independent accountants whether the provision of such services is compatible with maintaining the independence of the Company's external auditors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 2001.

                                 OTHER MATTERS

    The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors recommends. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                            OWNERSHIP OF SECURITIES

    The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of March 1, 2001 (unless otherwise stated in the footnotes) by (i) all persons who are or who may be deemed beneficial owners of five percent (5%) or more of the Company's Common Stock, (ii) each director of the Company, (iii) the Named Executive Officers (as defined below) and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Ultratech Stepper, Inc., 3050 Zanker Road, San Jose, CA, 95134. Unless otherwise indicated, each of the security holders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

                                                        SHARES OF COMMON STOCK   PERCENTAGE OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                      BENEFICIALLY OWNED     BENEFICIALLY OWNED(1)
------------------------------------                    ----------------------   ---------------------
State of Wisconsin Investment Board(2)................         1,867,000                  8.3%
  121 East Wilson Street
  Madison, WI 53707
Wellington Management Company, LLP(3).................         1,622,000                  7.2%
  75 State Street
  Boston, MA 02109
Arthur W. Zafiropoulo(4)..............................         1,786,108                  7.9%
Daniel H. Berry(5)....................................           336,015                  1.5%
Bruce Wright(6).......................................            43,896                    *
Kenneth Levy(7).......................................            67,800                    *
Gregory Harrison(8)...................................            20,000                    *
Joel Gemunder(9)......................................            25,000                    *
Thomas D. George(10)..................................            29,000                    *
Vincent F. Sollitto(11)...............................            12,000                    *
Rick Timmins(12)......................................            12,000                    *
Nicholas Konidaris(13)................................            12,000                    *
All current directors and executive officers as a
  group (10 persons)(14)..............................         2,331,819                 10.4%

------------------------

  *  Less than one percent of the outstanding Common Stock.

 (1) Percentage of ownership is based on 22,486,138 shares of Common Stock issued and outstanding on March 1, 2001. This percentage also takes into account the Common Stock to which such individual or entity has the right to acquire beneficial ownership within sixty (60) days after March 1, 2001, including, but not limited to, through the exercise of options; however, such Common Stock will not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. Such calculation is required by Rule 13d-3(1)(i) under the Securities Exchange Act of 1934, as amended.

 (2) State of Wisconsin Investment Board share information based on its
     Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2001.

 (3) Wellington Management Company, LLP information based on its Schedule 13G filed with the Securities and Exchange Commission on February 13, 2001.

 (4) Includes 1,642,108 shares held in the name of Arthur W. Zafiropoulo, trustee of the Separate Property Trust, dated July 20, 1998, for the benefit of Arthur W. Zafiropoulo. Includes 44,000 shares of the Company's Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 1, 2001. Also includes 100,000 shares held in the name of the Zafiropoulo Family Foundation.

 (5) Includes 255,200 shares of the Company's Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 1, 2001.

 (6) Includes 42,000 shares of the Company's Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 1, 2001.

 (7) Includes 63,800 shares of the Company's Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 1, 2000.

 (8) Includes 20,000 shares of the Company's Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 1, 2001.

 (9) Includes 24,000 shares of the Company's Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 1, 2001.

 (10) Includes 24,000 shares of the Company's Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 1, 2001.

 (11) Consists of 12,000 shares of the Company's Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 1, 2001.

 (12) Consists of 12,000 shares of the Company's Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 1, 2001.

 (13) Consists of 12,000 shares of the Company's Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 1, 2001.

 (14) Includes 501,000 shares of the Company's Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after March 1, 2001.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

    The following table provides certain summary information concerning the compensation earned by the Company's Chief Executive Officer and each of the other most highly compensated executive officers of the Company whose salary and bonus for the 2000 fiscal year was in excess of $100,000 (collectively, the "Named Executive Officers"), for services rendered in all capacities to the Company and its subsidiaries for the last three (3) fiscal years. No executive officer who would otherwise have been included in such table on the basis of salary and bonus earned for the 2000 fiscal year resigned or terminated employment during that fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                     COMPENSATION AWARDS
                                                                   -----------------------
                                                   ANNUAL                       NUMBER OF
                                              COMPENSATION(2)      RESTRICTED   SECURITIES
                                            --------------------     STOCK      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR     SALARY($)   BONUS($)   AWARDS($)    OPTIONS(#)   COMPENSATION($)(3)
---------------------------      --------   ---------   --------   ----------   ----------   ------------------
Arthur W. Zafiropoulo(1).......    2000      310,000          0         0             --           6,000
  Chairman of the Board,           1999      310,000          0         0        100,000               0
  President and Chief              1998      310,000          0         0             --               0
  Executive Officer

Daniel H. Berry(1).............    2000      249,039          0         0             --           2,000
  Senior Vice President,           1999      225,000          0         0         50,000               0
  Strategic Planning               1998      214,327          0         0        100,000               0

Bruce R. Wright(1).............    2000      245,577          0         0        100,000           2,000
  Senior Vice President,
    Finance,                       1999      131,250     25,000         0        100,000               0
  Secretary and Chief Financial
  Officer

------------------------

(1) Mr. Zafiropoulo has served as Chief Executive Officer of the Company since April 1999 and as President of the Company since February 2001.
    Mr. Zafiropoulo served as President of the Company until March 1996 and from May 1997 to April 1999. Mr. Berry has served as Senior Vice President, Strategic Planning of the Company since February 2001. Mr. Berry served as President and Chief Operating Officer of the Company from April 1999 to February 2001. Between June 1998 and April 1999, Mr. Berry was the Chief Operating Officer and Executive Vice President of the Company. Between
    March 1993 and June 1998, Mr. Berry served as Senior Vice President, Sales and Service of the Company. Mr. Wright joined the Company in June 1999 as Senior Vice President, Finance, Chief Financial Officer and Secretary.

(2) Includes compensation deferred by the Named Executive Officer under the Company's Section 401(k) Plan and Section 125 Cafeteria Benefit Plan.

(3) The Company provided a matching contribution of $2,000 to each eligible employees' 401(k). The Company paid $4,000 in term insurance premiums for Mr. Zafiropoulo.

    Normally represents for each Named Executive Officer the sum of the following two amounts: (i) the individual's allocable share of the profit-sharing contribution made by the Company to the Section 401(k) Plan for the fiscal year and (ii) 50% of the bonus earned for the fiscal year under the Company's Executive Incentive Plan but subject to deferred payout. The deferred portion will be distributed in four equal annual installments, together with interest at the prime rate during the deferral period, provided the Named Executive Officer continues in the Company's service. However, no such amounts have been allocated to the Named Executive Officers for fiscal years 1998 through 2000, as indicated below:

                                                 PROFIT-SHARING       DEFERRED PORTION OF
                                                CONTRIBUTION TO       EXECUTIVE INCENTIVE
NAMED EXECUTIVE OFFICER                      SECTION 401(K) PLAN($)      PLAN BONUS($)
-----------------------                      ----------------------   -------------------
Mr. Zafiropoulo
2000.......................................             0                      0
1999.......................................             0                      0
1998.......................................             0                      0

Mr. Berry
2000.......................................             0                      0
1999.......................................             0                      0
1998.......................................             0                      0

Mr. Wright
2000.......................................             0                      0
1999.......................................             0                      0

STOCK OPTIONS

    The following table provides information on the option grants made to the Named Executive Officers during the fiscal year ended December 31, 2000. No stock appreciation rights were granted to the Named Executive Officers during that fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS                            POTENTIAL REALIZABLE
                                            -----------------                              VALUE AT ASSUMED
                               NUMBER OF                                                   ANNUAL RATES OF
                               SECURITIES      % OF TOTAL                                    STOCK PRICE
                               UNDERLYING        OPTIONS                                   APPRECIATION FOR
                                OPTIONS        GRANTED TO       EXERCISE                    OPTION TERM(3)
                                GRANTED         EMPLOYEES         PRICE     EXPIRATION   --------------------
NAME                             (#)(1)      IN FISCAL YEAR     ($/SH)(2)      DATE       5%($)      10%($)
----                           ----------   -----------------   ---------   ----------   --------   ---------
Bruce R. Wright..............   100,000            6.6%          11.875       4/17/10    746,807    1,892,506

------------------------

(1) The grant to Mr. Wright was made on April 18, 2000. The option has a maximum term of ten (10) years measured from such grant date, subject to earlier termination upon his cessation of service with the Company. The option will vest and become exercisable for the option shares as follows:
    (i) twenty-four percent (24%) of the option shares upon his completion of twelve (12) months of service measured from the grant date, and (ii) the remaining shares in a series of thirty-eight (38) successive equal monthly installments upon his completion of each additional month of service thereafter. The shares subject to this option will immediately vest in full in the event the Company is acquired by a merger or asset sale, unless the option is assumed by the acquiring entity or replaced with a cash escrow account that preserves the spread on the unvested option shares and provides for subsequent payout of that spread in accordance with the foregoing vesting schedule in effect for the option.

(2) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state withholdings taxes to which the optionee may become subject in connection with such exercise.

(3) There can be no assurance provided to the option holder or any other holder of the Company's securities that the actual stock price appreciation over the ten (10)-year option term will be at the assumed 5% and 10% annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth certain information concerning option exercises and holdings for the fiscal year ended December 31, 2000 with respect to each of the Named Executive Officers. No stock appreciation rights were exercised by the Named Executive Officers during such fiscal year, and no stock appreciation rights were held by them at the end of such fiscal year.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS AT
                               SHARES                       OPTIONS AT FISCAL YEAR END(#)        FISCAL YEAR-END($)(2)
                             ACQUIRED ON       VALUE        ------------------------------   ------------------------------
NAME                         EXERCISE(#)   REALIZED($)(1)   EXERCISABLE      UNEXERCISABLE   EXERCISABLE      UNEXERCISABLE
----                         -----------   --------------   -----------      -------------   -----------      -------------
Arthur W. Zafiropoulo......       0                  --        40,000           60,000        $ 500,000         $ 750,000
Daniel H. Berry............       0                  --       246,200           83,000        3,991,915           785,625
Bruce R. Wright............       0                  --        36,000           64,000          459,000         2,216,000

------------------------

(1) Equal to the fair market value of the securities underlying the option on the exercise date, minus the exercise price paid for those securities.

(2) Equal to the fair market value of the securities underlying the option at fiscal year-end ($25.875 per share), less the exercise price payable for those securities.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL

    Other than Mr. Bruce Wright, none of the Company's executive officers have employment agreements with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors. Mr. Wright's agreement, provides, among other things, that he was to receive an option to purchase 100,000 shares of Common Stock upon his commencement of employment with the Company and that he would be eligible for an additional option grant to purchase 50,000 shares upon his completion of one year of employment. In addition, should Mr. Wright's employment be terminated during his first year of employment with the Company, then he will be entitled to a severance package including 6-months of salary continuation payments and one year accelerated vesting of his outstanding stock options.

    The Compensation Committee of the Board of Directors has the authority as Plan Administrator of the Company's 1993 Plan to provide for accelerated vesting of any shares of Common Stock subject to outstanding options held by the Chief Executive Officer and the Company's other executive officers and any unvested shares actually held by those individuals under the 1993 Plan, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following (i) an acquisition of the Company by merger or asset sale or (ii) a change in control of the Company effected through a successful tender offer for more than 50% of the Company's outstanding Common Stock or through a change in the majority of the Board as a result of one or more contested elections for Board membership.

                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board of Directors is responsible for establishing the base salary and incentive cash bonus programs to be in effect for the Company's executive officers and administering certain other compensation programs for such individuals, subject to review by the full Board. The Compensation Committee also has the exclusive responsibility for the administration of the Company's 1993 Plan under which grants may be made to executive officers and other key employees.

COMPENSATION PHILOSOPHY

    The fundamental policy of the Compensation Committee is to provide the Company's executive officers and other key employees with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon the officer's personal level of performance. Accordingly, the compensation package for each executive officer and key employee is comprised of three elements:
(i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in effect at a select group of companies with which the Company competes for executive talent, (ii) annual variable performance awards payable in cash and tied to the Company's achievement of financial performance milestones, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an executive officer's level of responsibility increases, it is the intent of the Compensation Committee to have a greater portion of the executive officer's total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

    In carrying out these objectives, the Compensation Committee takes the following factors into consideration:

    - The estimated level of compensation paid to executive officers in similar positions by other companies within and outside the Company's industry which compete with the Company for executive personnel.

    - The individual performance of each executive officer, together with his job knowledge and skills, demonstrated teamwork and adherence to the Company's core values.

    - The individual's level of responsibility and authority relative to other positions within the Company.

    - The Company's performance relative to competitors and business conditions and the progress of the Company in meeting financial goals and objectives.

SPECIFIC FACTORS

    The primary factors which the Compensation Committee considered in establishing the components of each executive officer's compensation package for the 2000 fiscal year are summarized below. The Compensation Committee may, however, in its discretion apply different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

    * BASE SALARY. The base salary levels for the executive officers was established for the 2000 fiscal year on the basis of the following factors: personal performance, the estimated salary levels in effect for similar positions at a select group of companies within and outside the Company's industry with which the Company competes for executive talent, and internal comparability considerations. The Compensation Committee also relied upon specific compensation surveys for comparative compensation purposes. The Compensation Committee made its decisions as to the appropriate market level of base salary for each executive officer on the basis of its understanding of the salary levels in effect for similar positions at those companies with which the Company competes for executive talent. Base salaries will be reviewed on an annual basis, and adjustments will be made in accordance with the factors indicated above.

    * PROFIT SHARING PLAN. The Company annually distributes a profit sharing bonus to all eligible employees other than executive officers and senior management, based on the level of the Company's operating earnings for the fiscal year in comparison to the targeted levels established by the Compensation Committee at the start of the year. One-half of the distribution is paid as a current cash bonus, and the remainder is contributed on the individual's behalf to his or her profit-sharing account under the Company's Section 401(k) Plan for subsequent distribution following his or her termination of employment. Accordingly, the bonuses under the profit sharing plan are tied solely to the Company's success in achieving the targeted levels of operating earnings. Because the targeted levels for the 2000 fiscal year were not attained, eligible employees did not receive a profit sharing distribution for such year.

    * EXECUTIVE OFFICER AND SENIOR MANAGEMENT INCENTIVE PLAN. The Company annually distributes a profit sharing bonus to all eligible executive officers and senior management. One-half of the bonus is based on the individual's satisfaction of specific performance goals and is paid at the end of the fiscal year. The remainder is based on the level of the Company's operating earnings for the fiscal year in comparison to the targeted levels established by the Compensation Committee at the start of the year, and is paid in installments--one-half at the end of such fiscal year and the balance over a four year period.

    It is the Compensation Committee's estimate (on the basis of calendar year 2001 surveys of calendar year 2000 executive compensation) that the total cash compensation earned by the Company's executive officers for the 2000 fiscal year ranged from the 24th percentile to the 95th percentile of the total cash compensation earned by the executive officers in comparable positions at the principal companies with which the Company competes for executive talent.

    * EQUITY INCENTIVES. Equity incentives are provided primarily through stock option grants under the 1993 Plan. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). The shares subject to each option generally vest in installments over a fifty-month period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the applicable vesting period, and then only if the market price of the underlying shares appreciates over the option term.

    The number of shares subject to each option grant will be set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The Compensation Committee will also take into account the executive officer's existing holdings of the Company's common stock and the number of vested and unvested options held by that individual in order to maintain an appropriate level of equity incentive. However, the Compensation Committee does not intend to adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

CEO COMPENSATION

    In setting the compensation payable to the Company's Chief Executive Officer, Mr. Arthur W. Zafiropoulo, for the 2000 fiscal year, the Compensation Committee sought to be competitive with the peer group companies, while at the same time tying a significant percentage of his compensation to Company performance. It is the Committee's intent to provide Mr. Zafiropoulo with a level of stability and certainty each year with respect to base salary and not to have this particular component of compensation affected to any significant degree by Company performance factors. For the 2000 fiscal year, Mr. Zafiropoulo's base salary was maintained at the same level in effect for the prior fiscal year. In addition, because the Company did not achieve the operating earnings targets for the 2000 fiscal year, Mr. Zafiropoulo did not receive any profit-sharing or other incentive awards for such year.

    For the 2000 fiscal year, the Compensation Committee believes (on the basis of 2001 surveys of 2000 executive compensation) that the total cash compensation earned by Mr. Zafiropoulo was approximately at the 24th percentile of the total cash compensation earned by chief executive officers at the principal companies with which the Company competes for executive talent.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation to be paid to the Company's executive officers for the 2000 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company's executive officers for fiscal 2001 will exceed that limit. The Company's 1993 Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under that plan will qualify as performance-based compensation and will therefore not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

    The Compensation Committee believes that the executive compensation policies and programs in effect for the Company's executive officers provide an appropriate level of total remuneration which properly aligns the Company's performance and the interests of the Company's stockholders with competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Joel F. Gemunder                  Gregory Harrison
Member, Compensation Committee    Chairman and Member, Compensation Committee

Nicholas Konidaris
Member, Compensation Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Harrison, Gemunder and Konidaris serve as members of the Company's Compensation Committee. No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more of its executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                            STOCK PERFORMANCE GRAPH

    The graph depicted below reflects a comparison of the cumulative total return (change in stock price plus reinvestment of dividends) of the Company's Common Stock assuming $100 invested as of December 31, 1995 with the cumulative total returns of the Nasdaq Stock Market Index and the JP Morgan Hambrecht & Quist Semiconductor Index.

                COMPARISON OF CUMULATIVE TOTAL RETURNS(1)(2)(3)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                  ULTRATECH    THE NASDAQ STOCK      JP MORGAN H&Q
                Stepper, Inc.  Market Index (US)  Semiconductor Index
Dec. 31, 1995         100.000            100.000              100.000
Mar. 31, 1996          68.447            104.683               94.443
Jun. 30, 1996          72.816            113.208               90.515
Sept. 30, 1996         73.301            117.256              102.753
Dec. 31, 1996          92.233            123.036              129.511
Mar. 31, 1997          85.922            116.356              145.556
Jun. 30, 1997          88.835            137.679              164.150
Sept. 30, 1997        132.039            160.962              205.194
Dec. 31, 1997          77.184            150.693              136.586
Mar. 31, 1998          79.126            176.360              156.603
Jun. 30, 1998          76.699            181.227              134.547
Sept. 30, 1998         58.981            163.533              117.303
Dec. 31, 1998          62.136            212.509              191.724
Mar. 31, 1999          54.854            238.327              217.475
Jun. 30, 1999          58.495            260.713              285.205
Sept. 30, 1999         49.515            267.204              320.028
Dec. 31, 1999          62.621            394.921              478.467
Mar. 31, 2000          55.340            443.225              750.110
Jun. 30, 2000          57.767            385.350              734.257
Sept. 30, 2000         62.379            354.572              594.524
Dec. 31, 2000         100.485            237.618              399.136

------------------------

(1) The graph covers the period from December 31, 1995 to December 31, 2000.

(2) No cash dividends have been declared on the Company's Common Stock.

(3) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHICH MIGHT INCORPORATE FUTURE FILINGS MADE BY THE COMPANY UNDER THOSE STATUTES, NEITHER THE PRECEDING COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION NOR THE STOCK PRICE PERFORMANCE GRAPH WILL BE INCORPORATED BY REFERENCE INTO ANY OF THOSE PRIOR FILINGS, NOR WILL SUCH REPORT OR GRAPH BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILINGS MADE BY THE COMPANY UNDER THOSE STATUTES.

                              CERTAIN TRANSACTIONS

    The Company's Amended and Restated Certificate of Incorporation and Bylaws provide for indemnification of all directors and officers. In addition, each director and officer of the Company has entered into a separate indemnification agreement with the Company.

    The Company has entered into various service contracts with KLA-Tencor Corporation, a company of which Mr. Levy serves as Chairman of the Board and as a member of the Board of Directors. Since the beginning of fiscal year 2000, the Company has paid KLA-Tencor approximately $60,000. The Company believes that the terms of the contracts with KLA-Tencor are no less favorable to the Company than could be obtained from an unaffiliated third party.

    The Board of Directors has adopted a policy that all material transactions with affiliates will be on terms no less favorable to the Company than those available from unaffiliated third parties and will be approved by a majority of the disinterested members of the Board of Directors.

                             AUDIT COMMITTEE REPORT

    THE INFORMATION CONTAINED IN THIS REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SUBJECT TO THE LIABILITIES OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO A DOCUMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

    The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2000, included in the Company's Annual Report on Form 10-K for that year.

    The Audit Committee has reviewed and discussed these audited financial statements with management of the Company.

    The Audit Committee has discussed with the Company's independent auditors, Ernst & Young LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, which includes, among other items, matters related to the conduct of the audit of the Company's financial statements.

    The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

    Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                          Submitted by the Audit Committee
                                          of the Board of Directors

                                          Kenneth Levy
                                          Vincent Sollitto
                                          Rick Timmins

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and any persons who are the beneficial owners of more than ten percent (10%) of the Company's common stock to file reports of ownership and changes in ownership with the SEC. Such directors, officers and greater than ten percent (10%) beneficial stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it and written representations from reporting persons for the 2000 fiscal year, the Company believes that all of the Company's executive officers, directors and greater than ten percent (10%) beneficial stockholders complied with all applicable Section 16(a) filing requirements for the 2000 fiscal year.

                                 ANNUAL REPORT

    A copy of the Annual Report of the Company for the fiscal year ended December 31, 2000 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Except for "Executive Officers of the Registrant" from Part I of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, the Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

                                          The Board of Directors of
                                          Ultratech Stepper, Inc.

Dated: April 25, 2001

                                   APPENDIX A
                            AUDIT COMMITTEE CHARTER

I.  PURPOSE

    The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls; and the Corporation's auditing, accounting and financial reporting processes generally. The Audit Committee's primary duties and responsibilities are to:

    A. Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system;

    B. Review and appraise the audit efforts of the Corporation's independent accountants and internal auditing department; and

    C. Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

    The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

    The Audit Committee shall be comprised of three or more independent directors.

    All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

III. MEETINGS

    The Committee shall meet on a regular basis and shall hold special meetings as circumstances require. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporation's financials.

IV. RESPONSIBILITIES AND DUTIES

    To fulfill its responsibilities and duties the Audit Committee shall:

DOCUMENTS/REPORTS REVIEW

    A. Review and update this Charter at least annually.

    B. Review the organization's annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

    C. Review the regular internal financial reports prepared by and any internal auditing department and management's response.

INDEPENDENT ACCOUNTANTS

    D. Recommend to the Board of Directors the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee shall obtain a formal written statement from the accountants delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard 1, and shall review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

    E. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

    F. Periodically consult with the independent accountants out of the presence of management about internal controls and the completeness and accuracy of the organization's financial statements.

FINANCIAL REPORTING PROCESSES

    G. In consultation with the independent accountants and the internal auditors, review the integrity of the organization's financial reporting processes, both internal and external.

    H. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

    I. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

PROCESS IMPROVEMENT

    J. Establish regular and separate systems of reporting to the Audit Committee by management, the independent accountants and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

    K. Following completion of the annual audit, review separately with management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

    L. Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

    M. Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

    N. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

--------------------------------------------------------------------------------

                             ULTRATECH STEPPER, INC.
                                      PROXY
                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 7, 2001

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned, hereby appoints Arthur W. Zafiropoulo and Bruce Wright and each of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of Ultratech Stepper, Inc., a Delaware corporation (the "Company"), held of record by the undersigned on April 13, 2001 at the Annual Meeting of Stockholders of Ultratech Stepper, Inc. to be held on June 7, 2001, at 10:00 a.m., local time, at the Fairmont Hotel, 170 South Market Street, San Jose, California, 95113, or at any adjournment or postponement thereof with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NOS. 1, 2 AND 3. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1, 2 AND 3.

1. To elect four directors to serve for the ensuing two years until the expiration of their terms in 2003, or until their successors are duly elected and qualified.


     NOMINEES     (01) TOMMY GEORGE,     (02) GREGORY HARRISON,

                  (03) KENNETH LEVY,     (04)  VINCENT SOLLITTO



                  For ALL                   Withheld from
                  Nominees  / /             ALL Nominees  / /


         To withhold authority to vote for any individual nominee(s), write the name(s) of the nominee(s) for which authority to vote is withheld in the space(s) below.


     ----------------          ----------------           ----------------

2. To approve an amendment to the Company's 1993 Stock Option/Stock Issuance Plan (the "1993 Plan") which would (I) implement an automatic share increase feature pursuant to which the share reserve under the 1993 Plan would automatically increase on the first trading day in January of each calendar year, beginning with the 2002 calendar year and continuing through calendar year 2006, by an amount equal to four percent (4%) of the total number of shares of Common Stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event would any such annual increase exceed 1,700,000 shares, subject to certain adjustments, and (II) extend the term of the 1993 Plan from June 30, 2003 to February 28, 2011.

        FOR                       AGAINST                    ABSTAIN
        / /                         / /                        / /


                                (continued, and to be signed, on the other side)
--------------------------------------------------------------------------------

3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2001.

        FOR                       AGAINST                    ABSTAIN
        / /                         / /                        / /

4. In the discretion of the Proxies, to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including the election of any director if any of the above nominees is unable to serve or for good cause will not serve.

         The Board of Directors recommends a vote FOR each of the directors listed above and a vote FOR the other proposals. This Proxy, when properly executed, will be voted as specified above. THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED ABOVE AND FOR THE OTHER PROPOSALS IF NO SPECIFICATION IS MADE.

         Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                                      DATED:                              , 2001
                                            ------------------------------


                                      ------------------------------------------
                                      Signature


                                      ------------------------------------------
                                      (Additional signature if held jointly)


--------------------------------------------------------------------------------